Exhibit 99.1

Contact:	Jim Gustafson
DaVita Inc.
310-536-2585

DaVita Appoints Carol Anthony (John) Davidson to Board of Directors

DENVER—(BUSINESS WIRE)—December 6, 2010 – DaVita Inc. (NYSE: DVA), a leading provider of kidney care services for those diagnosed with chronic kidney disease (CKD), announced today that John Davidson has been appointed to the company’s Board of Directors.

Mr. Davidson, 55, is Senior Vice President, Controller and Chief Accounting Officer of Tyco International Ltd., a diversified global provider of security products and services, fire protection and detection products and services, and valves and controls.

Mr. Davidson is a CPA with more than 30 years of leadership experience across multiple industries. Prior to joining Tyco in January 2004, he spent six years at Dell where he held various leadership roles, including Vice President, Audit, Risk and Compliance, and Vice President, Corporate Controller. In addition, he previously spent 16 years at Eastman Kodak Company in a variety of accounting and financial leadership roles.

Mr. Davidson holds a master’s degree in business administration from the University of Rochester, and a bachelor’s degree in accounting from St. John Fisher College in Rochester, NY. His professional and civic affiliations include memberships on the boards of the Financial Accounting Foundation, St. John Fisher College and the National 4-H Council.

“We are excited that John is joining our Board of Directors. His strong track record of building and leading global teams and implementing governance and controls processes will further strengthen our Board,” stated Peter Grauer, Lead Independent Director.

Mr. Davidson said “I am delighted to be joining the DaVita board and look forward to drawing upon my broad range of experience at leading companies to help DaVita address the challenges and opportunities ahead.”

About DaVita

DaVita Inc., a Fortune 500® company, is a leading provider of kidney care in the United States, delivering dialysis services and education to patients with chronic kidney failure and end stage renal disease. As of September 30, 2010, DaVita operated or provided administrative services at 1,598 dialysis facilities, serving approximately 124,000 patients. DaVita develops, participates in and donates to numerous programs dedicated to transforming communities and creating positive, sustainable change for children, families and our environment. The company’s leadership development initiatives and corporate social responsibility efforts have been recognized by Fortune, Modern Healthcare, Newsweek and WorldBlu, among others. For more information, please visit www.davita.com.